SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
919 THIRD AVENUE
NEW YORK, NEW YORK 10022-9998
(212) 758-9500


July 18, 1997

T. Rowe Price U.S. Treasury Funds, Inc.
100 East Pratt Street
Baltimore, Maryland  21202

Dear Sirs:


	T. Rowe Price U.S. Treasury Funds, Inc., a Maryland corporation (the "Corporation") is filing with the Securities and Exchange Commission, on behalf of its series U.S. Treasury
Intermediate Fund, U.S. Treasury Long-Term Fund and U.S.
Treasury Money Fund, a Rule 24f-2 Notice containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). The effect of the Rule 24f-2 Notice, when accompanied by this opinion and by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule will be to make definite the number of shares sold by the
 Corporation during the fiscal year ending May 31, 1997 in reliance upon the Rule, if any (the "Rule 24f-2 Shares").

	We have, as counsel, participated in various corporate and other proceedings relating to the Corporation and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of its Charter and By-Laws, as currently in effect, and a certificate dated July 8, 1997, issued by the Department of Assessments and Taxation of the State of Maryland certifying the existence and good standing of the Corporation. We have also reviewed the Corporation's Registration Statement on Form N-1A and the form of the Rule 24f-2 Notice being filed by the Corporation. We are generally familiar with the corporate affairs of the Corporation.

	The Corporation has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Corporation that was current and effective under the Securities Act of 1933 at the time of sale, and that the Rule 24f-2 Shares were sold in numbers within the limits prescribed by the Charter of the Corporation for a consideration not less than the par value thereof as required by the laws of Maryland and not less than the net asset value thereof as required by the Investment Company Act of 1940.

	Based upon the foregoing, it is our opinion that:
		The Corporation has been duly organized and is legally existing under the laws of the State of Maryland.

	The Corporation is authorized to issue two billion
(2,000,000,000) shares of Capital Stock, par value one cent
($.01) per share. Under Maryland law, (i) the number of authorized shares may be increased or decreased by action of the Board of Directors and (ii) shares which were issued and which have subsequently been redeemed by the Corporation are, by virtue of such redemption, restored to the status of authorized and unissued shares.

	The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

	We hereby consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Corporation, and to the filing of this opinion under the securities laws of any state.

	We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that State and, where applicable, published cases, rules or regulations of regulatory bodies of that State.


Very truly yours,

/s/ Shereff, Friedman, Hoffman & Goodman, LLP
Shereff, Friedman, Hoffman & Goodman, LLP

SFH&G:MKN:JLS:jlk